EXHIBIT 5.8

                    CONVERSION AGREEMENT AND GENERAL RELEASE
                             POWERSOURCE CORPORATION

         This Conversion Agreement and General Release (the "AGREEMENT") is entered into as of December 17, 2001, by and between POWERSOURCE CORPORATION ("PowerSource"), a Nevada Corporation, and (FirstName) (LastName), ("Investor").

                                    RECITALS

         WHEREAS, Investor became a beneficial owner of a Limited Partnership ("LP") Interest in the (PartnershipName) Energy Group Limited Partnership in the amount of $(AmountInvested).

         WHEREAS, it is the desire of the parties to this agreement to convert the above mentioned LP Interests in its entirety into PowerSource Series B Preferred Stock (hereinafter the "Series B Preferred Stock").

         WHEREAS, the parties desire to issue to Investor Preferred shares whose face value is equal to one hundred and twenty-five (125.0%) percent of the original investment by aforesaid Investor in LP Interests as consideration for relinquishing said LP Interests. The Preferred is convertible into PowerSource common stock at $1.25 per share. The Preferred shares are to be converted at the discretion of PowerSource's Board of Directors. However, the conversion of the Preferred shares into common stock is automatic immediately subsequent to any consecutive 20 trading day period wherein PowerSource's common shares closing price is $1.25 or higher. An additional conversion premium of 5.0% per annum will accrue to the Investor if the Preferred shares are not converted into common within the first 12 months of the issuance of the Preferred shares. The Preferred shares are convertible into PowerSource restricted (Rule 144) common shares which have a demand registration right, requiring PowerSource to file a registration statement within 90 days of receipt of written request from the majority of Investors. Therefore, each Preferred share is convertible into one hundred (100) PowerSource Common shares at the time of conversion.

         WHEREAS, it is the intention of the Investor, agents and/or assigns, to relinquish, assign, release, free, acquit and discharge PowerSource, all of its officers, directors, employees, attorneys, assigns, companies, subsidiaries and/or agents from any and all debt, liability, interest, claim, actions, causes of action, demands, rights, damages, costs, loss of service, expenses, compensation or responsibility which any of the parties now have or may hereafter accrue on account of or in any way growing out of any and all known or unknown, foreseen and unforeseen consequence(s) resulting or to result from the issuance and conversion of the LP Interests into Preferred.

         NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

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                                  II. AGREEMENT

         1. CONVERSION. Investor, holder of a LP Interest in the amount of $(AmountInvested), elects to convert said LP Interest in whole into fully paid and non-assessable shares of Series B Preferred Stock of PowerSource. The number of shares of Preferred Stock into which this LP Interest may be converted shall be determined by multiplying the aggregate LP Interest amount by 125% divided by the initial Conversion Price. The initial Conversion Price shall be equal to par value of $100.00 per share for a total of 125 shares of Series B Preferred Stock.

         2. CONSIDERATION. The Investor hereby accepts (NumberOfShares) shares of PowerSource's restricted Series B Preferred stock in complete satisfaction and release of the LP Interest.

         3. RESTRICTED STOCK LEGEND. Investor agrees that any Preferred stock certificates representing Investor's interest in PowerSource shall contain the following legend on the reverse side of the certificate as well as a reference in boldface type of such legend on the face of the certificate:

           "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("THE ACT") AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY."

         4. REPRESENTATIONS AND WARRANTIES BY POWERSOURCE. PowerSource represents and warrants to Investor on the date hereof ONLY that according to PowerSource's stock ledger, Investor is the record owner of a total of (NumberOfShares) shares of PowerSource's Series B Preferred Stock.

         5. CAPITALIZATION. PowerSource represents and warrants to Investor on the date hereof, ONLY that according to PowerSource's stock ledger, the Company's capitalization is as represented in the capitalization table attached hereto as Exhibit A.

         6. RELEASE OF POWERSOURCE. Investor does hereby release and forever discharge and covenant not to sue PowerSource, PowerSource's officers, directors and employees and PowerSource's Associates or Affiliates from any and all claims, demands, damages, liabilities, obligations, costs, expenses, actions and causes of action of every nature, whether known or unknown, suspected or unsuspected, which Investor now holds or has at any time before owned or held against PowerSource or Associates or Affiliates thereof; provided, however that Investor does not release, discharge or covenant not to sue PowerSource solely with regards to any of PowerSource's representations and warranties in paragraph four (4) that shall prove to have been false or incorrect in any material respect on the date as of which such representation or warranty was made. Investor shall save, defend and hold harmless PowerSource and PowerSource's Associates or Affiliates from any future claims, demands, damages, liabilities, obligations, costs, expenses, actions and causes of action of every nature directly or indirectly relating to Investor's purchase of securities in PowerSource or other involvement with PowerSource, or any Associates or Affiliates of any of them.

                                       2


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         7. RELEASE OF (PARTNERSHIPNAME) ENERGY GROUP LIMITED PARTNERSHIP.
Investor does hereby release and forever discharge and covenant not to sue (PartnershipName) Energy Group LP and (PartnershipName) Energy Group LP's Associates or Affiliates from any and all claims, demands, damages, liabilities, obligations, costs, expenses, actions and causes of action of every nature, whether known or unknown, suspected or unsuspected, which Investor now holds or has at any time before owned or held against (PartnershipName) Energy Group LP or Associates or Affiliates thereof; provided, however that Investor does not release, discharge or covenant not to sue (PartnershipName) Energy Group LP solely with regards to any of (PartnershipName) Energy Group LP's representations and warranties in paragraph four (4) that shall prove to have been false or incorrect in any material respect on the date as of which such representation or warranty was made. Investor shall save, defend and hold harmless (PartnershipName) Energy Group LP and (PartnershipName) Energy Group LP's Associates or Affiliates from any future claims, demands, damages, liabilities, obligations, costs, expenses, actions and causes of action of every nature directly or indirectly relating to Investor's purchase of securities in (PartnershipName) Energy Group LP or other involvement with (PartnershipName) Energy Group LP, or any Associates or Affiliates of any of them.

         8. UNKNOWN CLAIMS. It is the intention of the parties, in executing this Agreement and receiving the consideration called for under this Agreement, that this Agreement be and is effective as a full and final accord and satisfaction and specific release of all claims, debts, damages, liabilities, demands, obligations, costs, expenses, disputes, actions and causes of action, known or unknown, suspected or unsuspected that the any party may have against any other party by reason of those claims which form the subject matter of this Agreement. In furtherance of this intention, the parties hereby acknowledge that they, and each of them, have been made familiar with California Civil Code
Section 1542 and that the parties waive the protection of that section, which provides as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

The releases given in this Agreement shall be and remain in effect as full and complete specific releases notwithstanding the discovery or existence of any such additional or different claims, facts, or legal theories.

         9. REPRESENTATIONS. Each party warrants and represents that said party has not assigned or transferred, or purported to assign or transfer, any claim, cause of action, or right, or any portion of any of the foregoing, based on, arising out of, or in connection with any matter, fact, or thing described or set forth in this Agreement. This release will be ineffective until all parties have signed it and delivered an original signature to all the other parties.

                                       3


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         10.       MISCELLANEOUS.

         10.1 KNOWLEDGE AND CONSENT OF PARTIES, ADVICE OF COUNSEL, AND CONSTRUCTION AND INTERPRETATION. The parties to this Agreement mutually warrant and represent that they have read and understand the Agreement and that the Agreement is executed voluntarily and without duress or undue influence on the part of or on behalf of any party. Each party acknowledges that said party has been represented in the preparation of the Agreement by counsel of that party's own choice, that said party has read the Agreement and that said party is fully aware of the contents of the Agreement and of the legal effect of each and every provision in the Agreement.

         10.2 ENTIRE AGREEMENT. PowerSource's Private Placement Offering Memorandum, Subscription Agreement, Purchaser Questionnaire, Form 10-SB, Form 10-Q for the quarter ended September 30, 2001 are specifically incorporated herein by reference. This Agreement, along with PowerSource's Private Placement Offering Memorandum, Subscription Agreement, Purchaser Questionnaire, Form 10-SB, Form 10-Q for the quarter ended September 30, 2001 represents the sole and entire agreement and understanding of the parties, and any and all prior discussions, negotiations, commitments or understandings related to this Agreement, if any, are merged in, and superseded by, the Agreement.

         10.3 WAIVER, MODIFICATION, AND AMENDMENT. No provisions of the Agreement may be waived unless in writing, signed by all parties. Waiver of any one provision shall not be deemed to be a waiver of any other provision. The Agreement may be modified or amended only by a written agreement executed by all of the parties.

         10.4 CONSTRUCTION AND JURISDICTION. The Agreement shall be construed in accordance with the laws of the State of California.

         10.5 NO ADMISSION. Nothing in this Agreement shall be construed as an admission by any party of any liability.

         10.6 SEVERABILITY. Any provision of this Agreement which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         10.7 ATTORNEY FEES. For the purpose of enforcing any provision of this Agreement, the prevailing party to such proceeding or arbitration shall receive as part of any award, settlement, judgment, or other resolution of such action or proceeding, whether or not reduced to a court judgment, their costs, including attorney overhead costs, and reasonable attorneys fees.

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         10.8 ARBITRATION. All claims, controversies or disputes arising out of or relating to this Agreement will be settled by binding arbitration, pursuant to the Commercial Rules of the American Arbitration Association, before a single arbitrator. Any such arbitration will be held in the Los Angeles metropolitan area. Said arbitrator shall be appointed as follows: within five (5) days of notice by a party seeking arbitration under this provision, the parties shall each designate three arbitrators. Within three (3) days thereafter, the parties shall pick one of the six arbitrators selected to arbitrate the matter, if the parties are unable to agree upon a member of the American Arbitration Association panel to act as arbitrator, then within two (2) days the parties shall each select one arbitrator, who shall select the arbitrator. No discovery shall be permitted in connection with any arbitration under this Agreement, except the parties shall be entitled to request the production of documents to be used in the arbitration and to receive the requested documents five (5) days after request therefore and no later than five (5) days prior to the arbitration hearing. Any documents not sent in accordance with the foregoing sentence must be excluded from the arbitration hearing. The arbitration hearing shall be held within twelve (12) days after the selection of the single arbitrator. The arbitration hearing shall exclude evidence inadmissible pursuant to the California Evidence Code. The arbitrator shall make a decision and award resolving the dispute within three (3) days of the hearing and shall render a one page written decision at the time of said decision and award.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

FOR:
         POWERSOURCE CORPORATION

By:
         -----------------------------------
         E. Douglas Mitchell
         President

INVESTOR
By:
         ----------------------------------------
         Signature

         ----------------------------------------
         (FirstName) (LastName)

         ----------------------------------------
         (Address)

         ----------------------------------------
         (City), (State) (ZipCode)

         Phone Number  ______________________

         Social Security No. ________________

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                                    EXHIBIT A
                                    ---------

CAPITALIZATION

         The following table sets forth the capitalization of PowerSource Corporation as of September 30, 2001 and as adjusted to give effect to the issuance of Series A Preferred shares to the investors in the Company's District Limited Partnership Interests whose face value is equal to one hundred and twenty-five (125.0%) percent of the original investment by aforesaid Investor in District LP Interests as consideration for relinquishing said District LP Interests.

                                                                               AS ADJUSTED
                                                                        FOR CONVERSION OF DISTRICT LP
                                                                           INTERESTS INTO SERIES A
                                                                ACTUAL           PREFERRED
                                                             ------------      ------------
Total Assets                                                 $   423,130       $   423,130
                                                             ------------      ------------
Indebtedness:
   Long-term indebtedness                                    $   195,351       $   195,351

Stockholders' Equity:
   Preferred Stock, Series A, par value $100 per share,
      100,000 shares authorized
      5,350 shares issued and outstanding (1)                $    13,375       $    13,375

   Preferred Stock, Series B, par value $100 per share,
      1,000,000 shares authorized
      27,100 shares issued and outstanding (2)               $         0       $   210,000

Common Stock, par value $.001 per share,
      50,000,000 shares authorized
      6,817,008 issued and outstanding                       $     6,817       $     6,817

Additional Paid-in Capital                                   $ 1,058,570       $ 1,058,570

Retained Earnings                                            $(2,265,912)      $(2,265,912)

Total Stockholders' Equity                                   $(1,187,150)      $  (977,150)
                                                             ------------      ------------
Total Capitalization                                         $  (991,799)      $  (781,799)
                                                             ============      ============
Weighted Average Shares Outstanding for the 9
       Months Ending 9/30/01                                   6,703,883         6,703,883
                                                             ------------      ------------

Fully Diluted Shares Outstanding as of 9/30/01                 9,606,630         9,606,630
                                                             ------------      ------------

(1) The Company is authorized to issue 10,000,000 shares of Preferred Stock, Series A, par value $100 per share, having such rights, preferences and privileges, and issued in such series, as are determined by the Company's Board of Directors.

(2) The Company is authorized to issue 5,000,000 shares of Preferred Stock, Series B, the Preferred is convertible into PowerSource common stock at $1.25 per share. The Preferred shares are to be converted at the discretion of PowerSource's Board of Directors. However, the conversion of the Preferred shares into common stock is automatic immediately subsequent to any consecutive 20 trading day period wherein PowerSource's common shares closing price is $1.25 or higher. An additional conversion premium of 5.0% per annum will accrue to the Investor if the Preferred shares not converted into common within the first 12 months of the issuance of the Preferred shares. The Preferred shares are convertible into PowerSource restricted (Rule 144) common shares which have a demand registration right, requiring PowerSource to file a registration statement within 90 days of receipt of written request from the majority of Investors.